Exhibit 99.1

Eastern Virginia Bankshares, Inc. Releases Third Quarter 2014 Results

TAPPAHANNOCK, Va., Oct. 29, 2014 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB (the "Bank"), reported today its results of operations for the three and nine months ended September 30, 2014.

Performance Summary

	Three Months Ended September 30,
(dollars in thousands, except per share data)	2014	2013
Net income (loss) (1)	$ 1,282	$ (6,646)
Net income (loss) available to common shareholders (1)	$ 742	$ (7,022)
Basic income (loss) per common share	$ 0.06	$ (0.60)
Diluted income (loss) per common share	$ 0.04	$ (0.60)
Return on average assets (annualized)	0.28%	-2.59%
Return on average common shareholders' equity (annualized)	3.12%	-31.51%
Net interest margin (tax equivalent basis)(2)	3.70%	3.54%

	Nine Months Ended September 30,
(dollars in thousands, except per share data)	2014	2013
Net income (loss) (1)	$ 4,933	$ (4,893)
Net income (loss) available to common shareholders (1)	$ 3,334	$ (6,021)
Basic income (loss) per common share	$ 0.28	$ (0.72)
Diluted income (loss) per common share	$ 0.19	$ (0.72)
Return on average assets (annualized)	0.42%	-0.74%
Return on average common shareholders' equity (annualized)	4.80%	-9.84%
Net interest margin (tax equivalent basis)(2)	3.82%	3.33%

(1) The difference between net income (loss) and net income (loss) available to common shareholders is the effective dividend to holders of the Company's Series A Preferred Stock.

(2) For more information on the calculation of net interest margin on a tax equivalent basis, see the average balance sheet and net interest margin analysis for the three and nine month periods ended September 30, 2014 and 2013 contained in this release.

The Company's results continue to be positively impacted by asset quality improvements and the extinguishment of long-term Federal Home Loan Bank ("FHLB") advances in the third quarter of 2013, as discussed in greater detail below. The prepayment of these advances has significantly improved the Company's financial position and net interest margin for the three and nine months ended September 30, 2014 as compared to the three and nine months ended September 30, 2013.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "I am pleased with our Company's results for the third quarter of 2014 and the continued focus and execution of our strategic plans. For the three and nine months ended September 30, 2014 we are reporting increases of $7.9 million and $9.8 million in net income compared to the same periods of the prior year. Much of our improvement continues to be driven by our asset quality improvements and the strengthening of our balance sheet through the execution of our previously disclosed strategic initiatives. These improved results were achieved despite current period legal and other transition expenses related to our pending acquisition of Virginia Company Bank. Excluding these expenses, our overall profitability for the third quarter of 2014 improved when compared to the second quarter of 2014. Lower asset yields and margin compression continues to be a challenge in the historically low rate environment which has been compounded by competitive pressures. Although we are reporting modest loan growth in the third quarter of 2014, much of our loan growth occurred late in the third quarter. I am encouraged by the activity we are seeing in our markets and our current pipeline of opportunities."

Shearin concluded, "2014 continues to be a very exciting time for our Company. We continue to evaluate and implement strategies to strengthen our financial condition and increase profitability going forward. We are very pleased with the great progress we have made over the past 24 months in implementing our strategic plans. We recently announced the redemption of $10.0 million of the Company's Series A Preferred Stock that was originally issued to the U.S. Treasury under TARP. This redemption eliminates $10.0 million of the original $24.0 million issuance, significantly reduces a high cost source of capital and will likely improve our financial results for our common shareholders by an estimated $0.05 per fully diluted share per year. We continue to be very excited and focused on our pending acquisition of Virginia Company Bank which we expect to complete in mid-November 2014. Earlier this month we announced the receipt of all regulatory approvals to proceed with the acquisition, and we recently announced the approval of this acquisition by Virginia Company Bank shareholders. EVB and Virginia Company Bank are two great organizations which share similar dedication to their customers, shareholders and the communities they serve. We are very excited about the future prospects and synergies of our combined organization with the expansion of our branch network into the attractive and growing markets of the Virginia Peninsula."

For the three months ended September 30, 2014, the following were significant factors in the Company's reported results:

  Loss of $11.5 million on the extinguishment of $107.5 million in long-term FHLB advances in the third quarter of 2013 with no such prepayment or loss present in the current quarter;
  Increase in net interest income of $232 thousand from the same period in 2013, principally due to a $700 thousand decrease in interest expense, partially offset by decreases in interest and fees on loans and interest on investment securities;
  Net interest margin (tax equivalent basis) increased 16 basis points to 3.70% during the third quarter of 2014 as compared to 3.54% for the same period in 2013;
  No provision for loan losses during the third quarter of 2014 compared to $350 thousand for the same period in 2013, reflecting the Company's conservative approach to provisioning for the allowance for loan losses in prior periods and a reduction in net charge-offs to $477 thousand for the third quarter of 2014 from $1.3 million in the same period of 2013;
  Increase in nonperforming assets of $649 thousand from June 30, 2014 to September 30, 2014 due primarily to the Company placing a 1-4 family residential loan on nonaccrual status as a result of the continued deteriorating financial condition of the borrower in the third quarter of 2014;
  Expenses related to FDIC insurance premiums declined to $121 thousand, compared to $225 thousand for the same period in 2013, as the Company faced lower FDIC insurance assessment rates following termination of its written agreement with its federal and state banking regulators (the "Written Agreement");
  Loss of $51 thousand on the sale of other real estate owned during the third quarter of 2014 compared to $668 thousand during the third quarter of 2013. This decrease is primarily due to the Company's strategic initiative to remove risk from its balance sheet by expediting the resolution and disposition of other real estate owned beginning during the third quarter of 2013;
  Impairment losses on other real estate owned of $437 thousand during the third quarter of 2013 with no such loss present in the current quarter;
  Other operating expenses increased $643 thousand during the third quarter of 2014 as compared to the same period in 2013 and was driven primarily by higher legal and professional fees associated with the pending acquisition of Virginia Company Bank. Excluding these non-recurring fees, other operating expenses during the third quarter of 2014 were approximately flat as compared to the same period in 2013; and
  Increase in the effective dividend on preferred stock of $164 thousand from the same period in 2013 due primarily to the dividend rate of the Company's Series A Preferred Stock increasing from 5% to 9% in the first quarter of 2014.

For the nine months ended September 30, 2014, the following were significant factors in the Company's reported results:

  Loss of $11.5 million on the extinguishment of $107.5 million in long-term FHLB advances in the prior year with no such prepayment or loss present in the current year;
  Increase in net interest income of $2.4 million from the same period in 2013, principally due to a $3.5 million decrease in interest expense, partially offset by decreases in interest and fees on loans;
  Net interest margin (tax equivalent basis) increased 49 basis points to 3.82% for the nine months ended September 30, 2014 as compared to 3.33% for the same period in 2013;
  Provision for loan losses of $250 thousand compared to $1.6 million for the same period in 2013, reflecting a reduction in net charge-offs to $876 thousand for the nine months ended September 30, 2014, from $5.0 million in the same period of 2013;
  Decrease in nonperforming assets of $798 thousand during the first nine months of 2014 as compared to December 31, 2013 due to the Company's continued focus on credit quality initiatives to improve its asset quality and resolve nonperforming assets;
  Gain of $224 thousand on the sale of our former Bowling Green branch office in the prior year with no such gain present in the current year;
  Expenses related to FDIC insurance premiums of $758 thousand, compared to $1.4 million for the same period in 2013;
  Loss of $66 thousand on the sale of other real estate owned during the current year as compared to $823 thousand in the prior year;
  Impairment losses on other real estate owned of $11 thousand during the current year as compared to $580 thousand in the prior year;
  Other operating expenses increased $995 thousand during the first nine months of 2014 as compared to the same period in 2013 and was driven primarily by higher legal and professional fees associated with the pending acquisition of Virginia Company Bank; and
  Increase in the effective dividend on preferred stock of $471 thousand from the same period in 2013 due primarily to the dividend rate of the Company's Series A Preferred Stock increasing from 5% to 9% in the first quarter of 2014.

Operations Analysis

The following tables present average balances of assets and liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin for the three and nine months ended September 30, 2014 and 2013.

Average Balance Sheet and Net Interest Margin Analysis
(dollars in thousands)

	Three Months Ended September 30,
		2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 230,916	$ 1,185	2.04%	$ 241,757	$ 1,296	2.13%
Restricted securities	6,940	91	5.20%	7,323	83	4.50%
Tax exempt (2)	26,245	260	3.93%	29,312	305	4.13%
Total securities	264,101	1,536	2.31%	278,392	1,684	2.40%
Interest bearing deposits in other banks	7,997	5	0.25%	42,433	35	0.33%
Federal funds sold	139	-	0.00%	101	-	0.00%
Loans, net of unearned income (3)	696,130	8,623	4.91%	668,011	8,926	5.30%
Total earning assets	968,367	10,164	4.16%	988,937	10,645	4.27%
Less allowance for loan losses	(14,445)			(17,935)
Total non-earning assets	97,769			102,747
Total assets	$ 1,051,691			$ 1,073,749

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 260,055	$ 238	0.36%	$ 247,634	$ 225	0.36%
Savings	90,405	30	0.13%	91,076	31	0.14%
Money market savings	112,668	112	0.39%	119,536	117	0.39%
Large dollar certificates of deposit (4)	94,526	342	1.44%	119,106	380	1.27%
Other certificates of deposit	124,417	273	0.87%	129,917	365	1.11%
Total interest-bearing deposits	682,071	995	0.58%	707,269	1,118	0.63%
Federal funds purchased and repurchase
agreements	3,393	5	0.58%	3,578	5	0.55%
Short-term borrowings	72,254	39	0.21%	21,637	12	0.22%
Long-term borrowings	-	-	0.00%	59,554	597	3.98%
Trust preferred debt	10,310	82	3.16%	10,310	89	3.42%
Total interest-bearing liabilities	768,028	1,121	0.58%	802,348	1,821	0.90%
Noninterest-bearing liabilities
Demand deposits	140,088			130,984
Other liabilities	3,749			6,455
Total liabilities	911,865			939,787
Shareholders' equity	139,826			133,962
Total liabilities and shareholders' equity	$ 1,051,691			$ 1,073,749

Net interest income (2)		$ 9,043			$ 8,824

Interest rate spread (2)(5)			3.58%			3.37%
Interest expense as a percent of
average earning assets			0.46%			0.73%
Net interest margin (2)(6)			3.70%			3.54%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$80 adjustment for 2014 and a $93 adjustment in 2013.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

(dollars in thousands)

	Nine Months Ended September 30,
		2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 236,176	$ 4,030	2.28%	$ 254,876	$ 4,025	2.11%
Restricted securities	6,984	282	5.40%	8,493	252	3.97%
Tax exempt (2)	28,663	860	4.01%	21,791	649	3.98%
Total securities	271,823	5,172	2.54%	285,160	4,926	2.31%
Interest bearing deposits in other banks	6,863	13	0.25%	50,443	100	0.27%
Federal funds sold	135	-	0.00%	189	-	0.00%
Loans, net of unearned income (3)	686,643	25,735	5.01%	672,184	26,934	5.36%
Total earning assets	965,464	30,920	4.28%	1,007,976	31,960	4.24%
Less allowance for loan losses	(14,708)			(19,088)
Total non-earning assets	98,549			95,466
Total assets	$ 1,049,305			$ 1,084,354

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 258,848	$ 699	0.36%	$ 246,156	$ 695	0.38%
Savings	89,976	90	0.13%	90,051	111	0.16%
Money market savings	115,205	353	0.41%	126,440	401	0.42%
Large dollar certificates of deposit (4)	98,250	950	1.29%	125,219	1,238	1.32%
Other certificates of deposit	124,532	868	0.93%	130,809	1,173	1.20%
Total interest-bearing deposits	686,811	2,960	0.58%	718,675	3,618	0.67%
Federal funds purchased and repurchase
agreements	3,405	15	0.59%	3,435	15	0.58%
Short-term borrowings	71,259	110	0.21%	7,292	12	0.22%
Long-term borrowings	-	-	0.00%	97,973	2,958	4.04%
Trust preferred debt	10,310	258	3.35%	10,310	263	3.41%
Total interest-bearing liabilities	771,785	3,343	0.58%	837,685	6,866	1.10%
Noninterest-bearing liabilities
Demand deposits	134,774			125,141
Other liabilities	4,355			6,966
Total liabilities	910,914			969,792
Shareholders' equity	138,391			114,562
Total liabilities and shareholders' equity	$ 1,049,305			$ 1,084,354

Net interest income (2)		$ 27,577			$ 25,094

Interest rate spread (2)(5)			3.70%			3.14%
Interest expense as a percent of
average earning assets			0.46%			0.91%
Net interest margin (2)(6)			3.82%			3.33%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$263 adjustment for 2014 and a $198 adjustment in 2013.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

Interest Income and Expense

Net interest income

Net interest income in the third quarter of 2014 increased $232 thousand, or 2.7%, when compared to the third quarter of 2013. Net interest income in the nine months ended September 30, 2014 increased $2.4 million, or 9.7%, when compared to the same period in 2013. The Company's net interest margin increased to 3.70% and 3.82% for the three and nine months ended September 30, 2014, representing 16 and 49 basis point increases, respectively, over the Company's net interest margins for the three and nine months ended September 30, 2013. The most significant factors impacting net interest income during these periods were as follows:

Positive Impacts:

  Extinguishment of higher-rate long-term FHLB advances during the third quarter of 2013, which drove declines in the Company's interest expense and rate paid on average interest-bearing liabilities;
  Decreases in the average balances of and average rates paid on total interest-bearing deposits;
  Increasing yields on the investment securities portfolio during the nine month period driven by increases in interest rates on securities over the comparable periods and rebalancing efforts during late 2013 and the first half of 2014, which largely consisted of accelerated prepayments on lower yield Agency mortgage-backed and Agency CMO securities and a greater allocation of the portfolio to SBA Pool securities and higher yielding, longer duration municipal securities; and
  Increasing average loan balances.

Negative Impacts:

  Decreasing yields on the Company's loan portfolio;
  Decreasing average balances of investment securities.  The third quarter of 2014 was also negatively impacted by lower yields on securities over the comparable 2013 period due to sales/calls of higher yielding municipal securities during the third quarter of 2014; and
  Decreasing average short-term investment balances.

Total interest income

Total interest income decreased 4.4% and 3.5% for the three and nine month periods ended September 30, 2014, as compared to the same periods in 2013, respectively. These declines in total interest income were driven primarily by declines in the yield on the loan portfolio, a decrease in average investment securities and a decline in investment securities yields during the three months ended September 30,2014. These declines were partially offset by higher yields on investment securities during the nine month period ended September 30, 2014 and higher average loan balances.

Loans

Average loan balances increased for both the three and nine month periods ended September 30, 2014, as compared to the same periods in 2013, due primarily to the purchase of $27.2 million in performing one-to-four family residential mortgage loans in the first quarter of 2014, the opening of a new loan production office in Chesterfield County, Virginia in the second quarter of 2014 and the origination of a line of credit to fund loan originations through Southern Trust Mortgage, LLC (balance of $12.1 million as of September 30, 2014) in the second quarter of 2014. These additions to the Company's loan portfolio were partially offset by weak loan demand in the Company's markets as a result of the continuing challenging economic conditions, such that the Company's average loan balances increased $28.1 million and $14.5 million for the three and nine months ended September 30, 2014, respectively, as compared to average loan balances for the same periods in 2013. In addition, due to the continuing low interest rate environment, loans were originated during the third quarter and first nine months of 2014 at much lower yields than seasoned loans in the Company's loan portfolio, which has contributed significantly to average yields on the loan portfolio declining 39 and 35 basis points for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013. Total average loans were 71.9% of total average interest-earning assets for the three months ended September 30, 2014, compared to 67.5% for the three months ended September 30, 2013. Total average loans were 71.1% of total average interest-earning assets for the nine months ended September 30, 2014, compared to 66.7% for the nine months ended September 30, 2013.

Investment securities

Average investment securities balances declined 5.1% and 4.7% for the three and nine month periods ended September 30, 2014, respectively, as compared to the same periods in 2013, due to the Company's efforts to rebalance the securities portfolio, while the yields on investment securities decreased 9 basis points and increased 23 basis points for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013. For the three month period, decreasing yields on the investment securities portfolio were driven by lower interest rates over the comparable period and sales/calls of higher yielding municipal securities during the third quarter of 2014. For the nine month period, increasing yields on the investment securities portfolio were driven by increases in interest rates over the comparable period and portfolio rebalancing efforts during late 2013 and the first half of 2014, which largely consisted of accelerated prepayments on lower yield Agency mortgage-backed and Agency CMO securities and allocating a greater proportion of the portfolio to SBA Pool securities and higher yielding, longer duration municipal securities.

Interest bearing deposits in other banks

Average interest bearing deposits in other banks decreased significantly for both the three and nine month periods ended September 30, 2014, as compared to the same periods in 2013, due to the overall decrease in our average total deposits, the purchase of $27.2 million in performing one-to-four family mortgage loans in the first quarter of 2014 and declines in average total borrowings that were largely due to extinguishing the Company's long-term FHLB advances during the third quarter of 2013.

Interest-bearing deposits

Average total interest-bearing deposit balances and related rates paid decreased for both the three and nine month periods ended September 30, 2014, as compared to the same periods in 2013, contributing to the reductions in interest expense in the third quarter and first nine months of 2014. Retail deposits continued to shift from higher priced certificates of deposit and money market savings accounts to lower priced checking (or "NOW") accounts.

Borrowings

Average total borrowings and related rates paid decreased for both the three and nine month periods ended September 30, 2014, as compared to the same periods in 2013, significantly driving the reduction in interest expense in the third quarter and first nine months of 2014. Average total borrowings and related rates paid decreased primarily due to the extinguishment of higher rate long-term FHLB advances during the third quarter of 2013. The long-term FHLB advances were replaced with short-term FHLB advances at a significantly lower rate and lower principal balance.

Noninterest Income

The following tables depict the components of noninterest income for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,
(dollars in thousands)	2014	2013	Change $	Change %
Service charges and fees on deposit accounts	$ 825	$ 847	$ (22)	-2.6%
Debit/credit card fees	383	391	(8)	-2.0%
Gain on sale of available for sale securities, net	7	-	7	100.0%
Gain on sale of bank premises and equipment	-	223	(223)	-100.0%
Other operating income	390	334	56	16.8%
Total noninterest income	$ 1,605	$ 1,795	$ (190)	-10.6%

	Nine Months Ended September 30,
(dollars in thousands)	2014	2013	Change $	Change %
Service charges and fees on deposit accounts	$ 2,484	$ 2,342	$ 142	6.1%
Debit/credit card fees	1,070	1,099	(29)	-2.6%
Gain on sale of available for sale securities, net	496	525	(29)	-5.5%
Gain on sale of bank premises and equipment	5	249	(244)	-98.0%
Other operating income	1,081	978	103	10.5%
Total noninterest income	$ 5,136	$ 5,193	$ (57)	-1.1%

Key changes in the components of noninterest income for both the three and nine months ended September 30, 2014, as compared to the same periods in 2013, are discussed below:

  Service charges and fees on deposit accounts increased for the nine months ended September 30, 2014, as compared to the same period in 2013, due to increases in service charge and overdraft fees on checking accounts;
  Gain on sale of bank premises and equipment decreased as the Company sold its former Bowling Green branch office during the third quarter of 2013 (which generated a gain of $224 thousand) with no such gain being recognized in the same period of 2014; and
  Other operating income increased for the nine months ended September 30, 2014, as compared to the same period in 2013, primarily due to higher earnings from bank owned life insurance policies during 2014 and earnings from the Bank's investment in Southern Trust Mortgage, LLC which the Bank acquired 4.9% ownership on May 15, 2014. With respect to the three months ended September 30, 2014, as compared to the same period in 2013, other operating income increased primarily due to earnings from the Bank's investment in Southern Trust Mortgage, LLC.

Noninterest Expense

The following tables depict the components of noninterest expense for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,
(dollars in thousands)	2014	2013	Change $	Change %
Salaries and employee benefits	$ 4,652	$ 4,418	$ 234	5.3%
Occupancy and equipment expenses	1,286	1,333	(47)	-3.5%
FDIC expense	121	225	(104)	-46.2%
Collection, repossession and other real estate owned	49	195	(146)	-74.9%
Loss on sale of other real estate owned	51	668	(617)	-92.4%
Impairment losses on other real estate owned	-	437	(437)	-100.0%
Loss on extinguishment of debt	-	11,453	(11,453)	-100.0%
Other operating expenses	2,469	1,826	643	35.2%
Total noninterest expenses	$ 8,628	$ 20,555	$ (11,927)	-58.0%

	Nine Months Ended September 30,
(dollars in thousands)	2014	2013	Change $	Change %
Salaries and employee benefits	$ 13,986	$ 12,713	$ 1,273	10.0%
Occupancy and equipment expenses	3,872	3,860	12	0.3%
FDIC expense	758	1,408	(650)	-46.2%
Collection, repossession and other real estate owned	205	447	(242)	-54.1%
Loss on sale of other real estate owned	66	823	(757)	-92.0%
Impairment losses on other real estate owned	11	580	(569)	-98.1%
Loss on extinguishment of debt	-	11,453	(11,453)	-100.0%
Other operating expenses	6,427	5,432	995	18.3%
Total noninterest expenses	$ 25,325	$ 36,716	$ (11,391)	-31.0%

Key changes in the components of noninterest expense for both the three and nine months ended September 30, 2014, as compared to the same periods in 2013, are discussed below:

  Salaries and employee benefits increased for the three and nine month periods due to annual merit increases, increased restricted stock expense, lower deferred compensation on loan originations and higher group term insurance costs, partially offset by an increase in the actuarial pension benefit recognized;
  FDIC insurance expense decreased for the three and nine month periods due to lower base assessment rates resulting from the improvement in the Bank's overall composite rating in connection with the termination of the Written Agreement in July 2013, and corresponding decreases in FDIC insurance assessment rates during 2014;
  Collection, repossession and other real estate owned expenses decreased for the three and nine month periods due to declines in carrying balances of and costs associated with other real estate owned and classified assets;
  Loss on the sale of other real estate owned declined for the three and nine month periods primarily due to the Company's strategic initiative to remove risk from its balance sheet by expediting the resolution and disposition of other real estate owned during the third quarter of 2013, lower other real estate owned balances during 2014 and stabilization of real estate prices in our markets;
  Impairment losses on other real estate owned have decreased as other real estate owned balances have continued to decline and real estate prices in our markets have continued to stabilize;
  Loss on extinguishment of debt of $11.5 million was recognized in August 2013 due to the prepayment of $107.5 million in long-term FHLB advances with no such loss or prepayment present in 2014; and
  Other operating expenses increased for the three and nine month periods primarily due to higher legal and professional services primarily related to the Company's pending acquisition of Virginia Company Bank and it's investment in Southern Trust Mortgage, LLC during 2014. Other operating expenses also increased due to higher franchise taxes, loan related expenses, director expenses, employee mileage reimbursements and increased customer check and coupon incentives. The increases in other operating expenses were partially offset by lower telephone expense as a result of changing vendors which generated cost savings. Additionally, for the three month period, marketing and advertising expense was elevated due to increased expenditures related to the pending Virginia Company Bank acquisition, digital marketing initiatives and other local market events, partially offset by a decrease in consultant fees and ATM charge-off expense. For the nine month period ended September 30, 2014, consultant fees were elevated compared to the prior year due to additional charges related to compliance and loan operations and outsourcing of the Bank's core information technology processing.

Balance Sheet and Asset Quality

Balance Sheet

Key balance sheet components as of September 30, 2014 and December 31, 2013 are as follows:

	September 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %
Total assets	$ 1,052,756	$ 1,027,074	$ 25,682	2.5%
Securities available for sale, at fair value	218,637	234,935	(16,298)	-6.9%
Securities held to maturity, at carrying value	33,333	35,495	(2,162)	-6.1%
Total loans	706,390	657,197	49,193	7.5%
Total deposits	821,472	834,462	(12,990)	-1.6%
Total borrowings	90,385	55,259	35,126	63.6%
Total shareholders' equity	137,787	132,949	4,838	3.6%

Key balance sheet components as of September 30, 2014 and 2013 are as follows:

	September 30,	September 30,
(dollars in thousands)	2014	2013	Change $	Change %
Total assets	$ 1,052,756	$ 1,033,057	$ 19,699	1.9%
Securities available for sale, at fair value	218,637	269,456	(50,819)	-18.9%
Securities held to maturity, at carrying value	33,333	-	33,333	100.0%
Total loans	706,390	662,625	43,765	6.6%
Total deposits	821,472	827,017	(5,545)	-0.7%
Total borrowings	90,385	69,369	21,016	30.3%
Total shareholders' equity	137,787	130,633	7,154	5.5%

Asset Quality

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2014 and 2013.

	Three months ended		Nine months ended
(dollars in thousands)	September 30,		September 30,
	2014	2013	2014	2013
Net charge-offs	$ 477	$ 1,289	$ 876	$ 4,994
Net charge-offs to average loans	0.27%	0.77%	0.17%	0.99%

The following table depicts the level of the allowance for loan losses as of the dates presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2014	2013	2013
Allowance for loan losses	$ 14,141	$ 14,767	$ 16,894
Allowance for loan losses to period end loans	2.00%	2.25%	2.55%
Allowance for loan losses to nonaccrual loans	134.23%	134.03%	265.95%
Allowance for loan losses to nonperforming loans	134.23%	134.03%	265.95%

The following table depicts the level of nonperforming assets as of the dates presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2014	2013	2013
Nonaccrual loans	$ 10,535	$ 11,018	$ 6,352
Loans past due 90 days and accruing interest	-	-	-
Total nonperforming loans	$ 10,535	$ 11,018	$ 6,352
Other real estate owned ("OREO")	485	800	1,203
Total nonperforming assets	$ 11,020	$ 11,818	$ 7,555

Nonperforming assets to total loans and OREO	1.56%	1.80%	1.14%

The following tables present the change in the balances of OREO and nonaccrual loans for the nine months ended September 30, 2014.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2013	$ 800	Balance at December 31, 2013	$ 11,018
Transfers from loans	309	Loans returned to accrual status	(6,525)
Capitalized costs	-	Net principal curtailments	(1,771)
Sales proceeds	(547)	Charge-offs	(822)
Impairment losses on valuation adjustments	(11)	Loan collateral moved to OREO	(309)
Loss on disposition	(66)	Loans placed on nonaccrual during period	8,944
Balance at September 30, 2014	$ 485	Balance at September 30, 2014	$ 10,535

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs as of the dates presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2014	2013	2013

Performing TDRs	$ 16,004	$ 16,026	$ 2,767
Nonperforming TDRs*	3,965	4,188	2,630
Total TDRs	$ 19,969	$ 20,214	$ 5,397

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the Securities and Exchange Commission (the "SEC"), in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to the Bank's branch network, the payment of dividends, and the ability to realize deferred tax assets; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the adequacy of the allowance for loan losses; (v) statements regarding the effect of future sales of investment securities or foreclosed properties; (vi) statements regarding the Company's liquidity; (vii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (viii) statements regarding future asset quality, including expected levels of charge-offs; (ix) statements regarding potential changes to laws, regulations or administrative guidance; (x) statements regarding strategic initiatives of the Company or the Bank and the results of these initiatives, including the Company's pending acquisition of Virginia Company Bank (or "VCB") and transactions to redeem or refinance the Company's Series A Preferred Stock; and (xi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the Company's and the Bank's business initiatives, including the Company's pending acquisition of VCB and other factors that could impact the business of the combined organization, including, without limitation, changes in the economic or business conditions in the Company's or VCB's markets;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework and for calculating risk-weighted assets;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to realize its deferred tax assets, including in the event the Company experiences an ownership change as defined by section 382 of the code;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  the future prospects of the combined organization following the acquisition of Virginia Company Bank; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Additional Information About the Acquisition of Virginia Company Bank and Where to Find It

The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 in connection with the pending acquisition of VCB, which includes a prospectus regarding the shares of the Company's common stock to be issued in the Merger, and a proxy statement for the meeting of VCB shareholders at which approval of the Agreement was voted upon. Shareholders of VCB and other investors are urged to read the combined proxy statement/prospectus that has been filed with the SEC and has been mailed to common shareholders of VCB because the proxy statement/prospectus contains important information about the Company and EVB, VCB, the Merger, the persons soliciting proxies in the Merger and their interests in the acquisition and related matters. Investors will be able to obtain all documents filed with the SEC by the Company free of charge at the SEC's Internet site (http://www.sec.gov). In addition, documents filed with the SEC by the Company will be available free of charge from the Corporate Secretary of Eastern Virginia Bankshares, Inc., 330 Hospital Road, Tappahannock, Virginia 22560 telephone (804) 443-8400. The proxy statement/prospectus and the other documents may also be obtained for free by accessing the Company's website at www.evb.org under the heading "SEC Filings." Shareholders of VCB and other investors are urged to read the proxy statement/prospectus carefully.

This press release shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of any securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of the proxy statement/prospectus described in the paragraph above, and which shall constitute a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Selected Financial Information	Three months ended		Nine months ended
(dollars in thousands, except per share data)	September 30,		September 30,
Statements of Operations	2014	2013	2014	2013
Interest and dividend income	$ 10,084	$ 10,552	$ 30,657	$ 31,762
Interest expense	1,121	1,821	3,343	6,866
Net interest income	8,963	8,731	27,314	24,896
Provision for loan losses	-	350	250	1,550
Net interest income after provision for loan losses	8,963	8,381	27,064	23,346

Service charges and fees on deposit accounts	825	847	2,484	2,342
Other operating income	390	334	1,081	978
Debit/credit card fees	383	391	1,070	1,099
Gain on sale of available for sale securities, net	7	-	496	525
Gain on sale of bank premises and equipment	-	223	5	249
Noninterest income	1,605	1,795	5,136	5,193

Salaries and employee benefits	4,652	4,418	13,986	12,713
Occupancy and equipment expenses	1,286	1,333	3,872	3,860
FDIC expense	121	225	758	1,408
Collection, repossession and other real estate owned	49	195	205	447
Loss on sale of other real estate owned	51	668	66	823
Impairment losses on other real estate owned	-	437	11	580
Loss on extinguishment of debt	-	11,453	-	11,453
Other operating expenses	2,469	1,826	6,427	5,432
Noninterest expenses	8,628	20,555	25,325	36,716

Income (loss) before income taxes	1,940	(10,379)	6,875	(8,177)
Income tax expense (benefit)	658	(3,733)	1,942	(3,284)
Net income (loss)	$ 1,282	$ (6,646)	$ 4,933	$ (4,893)
Less: Effective dividend on preferred stock	540	376	1,599	1,128
Net income (loss) available to common shareholders	$ 742	$ (7,022)	$ 3,334	$ (6,021)
Income (loss) per common share: basic	$ 0.06	$ (0.60)	$ 0.28	$ (0.72)
diluted	$ 0.04	$ (0.60)	$ 0.19	$ (0.72)
Selected Ratios
Return on average assets	0.28%	-2.59%	0.42%	-0.74%
Return on average common shareholders' equity	3.12%	-31.51%	4.80%	-9.84%
Net interest margin (tax equivalent basis)	3.70%	3.54%	3.82%	3.33%
Period End Balances
Investment securities	$ 251,970	$ 269,456	$ 251,970	$ 269,456
Loans, net of unearned income	706,390	662,625	706,390	662,625
Total assets	1,052,756	1,033,057	1,052,756	1,033,057
Total deposits	821,472	827,017	821,472	827,017
Total borrowings	90,385	69,369	90,385	69,369
Total shareholders' equity	137,787	130,633	137,787	130,633
Book value per common share	7.81	7.22	7.81	7.22
Average Balances
Investment securities	$ 264,101	$ 278,392	$ 271,823	$ 285,160
Loans, net of unearned income	696,130	668,011	686,643	672,184
Total earning assets	968,367	988,937	965,464	1,007,976
Total assets	1,051,691	1,073,749	1,049,305	1,084,354
Total deposits	822,159	838,253	821,585	843,816
Total borrowings	85,957	95,079	84,974	119,010
Total shareholders' equity	139,826	133,962	138,391	114,562
Asset Quality at Period End
Allowance for loan losses	$ 14,141	$ 16,894	$ 14,141	$ 16,894
Nonperforming assets	11,020	7,555	11,020	7,555
Net charge-offs	477	1,289	876	4,994
Net charge-offs to average loans	0.27%	0.77%	0.17%	0.99%
Allowance for loan losses to period end loans	2.00%	2.55%	2.00%	2.55%
Allowance for loan losses to nonaccrual loans	134.23%	265.95%	134.23%	265.95%
Nonperforming assets to total assets	1.05%	0.73%	1.05%	0.73%
Nonperforming assets to total loans and other real estate owned	1.56%	1.14%	1.56%	1.14%
Other Information
Number of shares outstanding - period end	11,868,367	11,824,367	11,868,367	11,824,367
Average shares outstanding - basic	11,868,301	11,776,067	11,864,366	8,316,246
Average shares outstanding - diluted	17,108,493	11,776,067	17,104,558	8,316,246

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047